Exhibit (m)(2)

                               BLACK DIAMOND FUNDS

                              DISTRIBUTION PLAN II


     This Distribution Plan II (the "Plan") is adopted by Black Diamond Funds (the "Trust") with respect to shares of beneficial interest of the series of Black Diamond Funds listed on Schedule A hereto as such Schedule may be amended from time to time (each, a "Series" and collectively, the "Series"), in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act").

SECTION 1.  DISTRIBUTOR AND ADVISER

     The Trust has entered into a Distribution Agreement (the "Agreement") with ALPS Distributors, Inc. (the "Distributor") whereby the Distributor acts as principal underwriter of the Series. The Trust also has entered into an investment advisory agreement with Black Diamond Asset Management LLC (the "Adviser").

SECTION 2.  PAYMENTS

     Each Series is authorized to pay to the Distributor, as compensation for the Distributor's services as principal underwriter of the Series' shares, a distribution fee at the rate of 0.75%, on an annualized basis, of the average daily net assets of the Series' shares (the "Payments"). The Payments shall be accrued daily and paid monthly or at such other interval as the Trustees of the Trust ("Trustees") shall determine. Any Series may pay a distribution fee to the Distributor at a lesser rate than the fees specified above, as agreed upon by the Trustees and the Distributor and as approved in the manner specified in
Section 6 of this Plan.

SECTION 3.  SERVICE AND DISTRIBUTION-RELATED ACTIVITIES

     As principal underwriter of the shares of each Series, the Distributor may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of the shares of the Series or the servicing and maintenance of shareholder accounts, including but not limited to, compensation to employees of the Distributor, compensation to and expenses, including overhead and telephone and other communication expenses, of the Distributor and other persons, including BDAM, who engage in or support the distribution of shares or who service shareholder accounts, the printing of prospectuses, statements of additional information and reports for other than existing shareholders, and the preparation, printing and distribution of sales literature and advertising materials, and any costs, including interest expense, of financing the compensation paid to dealers for selling shares of the Series. To the extent that amounts paid hereunder are not used specifically to reimburse the Distributor for any such expense, such amounts may be treated as compensation for the Distributor's distribution-related services.

SECTION 4.  SELLING AGREEMENTS

     Pursuant to agreements the form of which shall be approved by the Trustees ("Selling Agreements"), the Distributor may pay any or all amounts of the Payments to other persons ("Service Providers") for any distribution-related

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activity.  Each Selling  Agreement  shall  provide  that,  in the event an issue pertaining to the Plan is submitted for shareholder approval, the Service Provider will vote any shares held for its own account in the same proportion as the vote of those shares held for the accounts of the Service Provider's customers.

SECTION 5.  REVIEW AND RECORDS

     (a) The Distributor shall prepare and furnish to the Board, and the Board shall review at least quarterly, written reports setting forth all amounts expended under the Plan by the Trust and the Distributor and identifying the activities for which the expenditures were made.

     (b) The Trust shall preserve copies of the Plan, each agreement related to the Plan and each report prepared and furnished pursuant to this Section in accordance with Rule 12b-1 under the Act.

SECTION 6.  EFFECTIVENESS; DURATION; AND TERMINATION

     (a) This Plan shall not take effect with respect to the shares of any Series unless it first has been approved, together with any related agreements, by votes of a majority of both (a) the Trustees and (b) those Trustees who are not interested persons of the Series and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval; and until the Trustees who approve the Plan's taking effect with respect to such Series shares have reached the conclusion required by Rule 12b-1(e) under the Act.

     (b) If adopted with respect to shares of a Series after any public offering of those shares, this Plan shall not take effect with respect to those shares unless it has first been approved by a majority of the voting securities of the shares of that Series. This provision does not apply to adoption as an amended Distribution Plan where the prior Distribution Plan either was approved by a majority of the voting securities of the shares of the applicable Series or such approval was not required under Rule 12b-1.

     (c) After approval as set forth in Section 6(a) and (b) (if applicable), this Plan shall take effect and continue in full force and effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 6(a).

     (d) The Plan may be terminated with respect to the shares of any Series at any time by vote of the Trustees, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the Series.

SECTION 7.  AMENDMENT

     This Plan may not be amended to increase materially the amount of distribution fees provided for in Section 1(a) hereof unless such amendment is approved by a majority of the outstanding voting securities of the affected Series and no material amendment to the Plan shall be made unless approved in the manner provided for initial approval in Section 6(a) hereof.

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SECTION 8.  NOMINATION OF INDEPENDENT TRUSTEES

     While this Plan is in effect, the selection and nomination of the Independent Trustees shall be committed to the discretion of the Independent Trustees. Any person who acts as legal counsel to the Independent Trustees shall be an independent legal counsel.

SECTION 9.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

     The Trustees and the shareholders of a Series shall not be liable for any obligations of the Trust or of the Series under the Plan, and the Distributor agrees that, in asserting any rights or claims under this Plan, it shall look only to the assets and property of the Trust or the Series to which the Distributor's rights or claims relate in settlement of such rights or claims, and not to the Trustees or the shareholders of the Series.

SECTION 10.  MISCELLANEOUS

     (a) The terms "majority of the outstanding voting securities," "interested person" and "independent legal counsel" shall have the meanings ascribed thereto in the Act and the rules thereunder.

     (b) If any provision of the Plan shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.


Adopted:  July 30, 2003

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                                  SCHEDULE A TO
                            THE DISTRIBUTION PLAN II
                            ------------------------

Series II Funds (Effective: September 2, 2003):
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Black Diamond 500 Protected Growth Fund II
Black Diamond 100 Protected Growth Fund II
Black Diamond 2000 Protected Growth Fund II
Black Diamond 400 Protected Growth Fund II
Black Diamond Total Index Protected Growth Fund II
Black Diamond LS Protected Growth Fund II






Schedule Effective:  September 2, 2003